Exhibit 99.1

FOR IMMEDIATE RELEASE	MAY 8, 2017

SYKES ENTERPRISES, INCORPORATED REPORTS FIRST QUARTER 2017 FINANCIAL RESULTS

--Diverse demand levers, strong operating performance and expense discipline drive better-than-expected diluted earnings per share performance relative to business outlook for the first quarter of 2017

--Clearlink sustains strong operating momentum

--The Company enters into an agreement with a Global 2000  Telecommunications

Services Provider

--Raising full-year 2017 business outlook

TAMPA, FL – May 8, 2017 - Sykes Enterprises, Incorporated (“SYKES” or the “Company”) (NASDAQ: SYKE), a global business process outsourcing (BPO) leader in providing comprehensive inbound customer engagement services to Global 2000 companies, announced today its financial results for the first-quarter ended March 31, 2017.

First Quarter 2017 Financial Highlights

SYKES Enterprises, Incorporated Corporate Headquarters: 400 North Ashley Drive Tampa, FL USA 33602 1 • 800 • TO • SYKES http://www.sykes.com	•

First quarter 2017 revenues of $384.0 million increased $63.3 million, or 19.7%, from $320.7 million in the comparable quarter last year, with the increase driven in part by the acquisition of Clearlink and by demand growth stemming from new client wins as well as existing and new program expansion across a majority of the vertical markets, including communications, financial services, transportation and leisure, technology and other (“other vertical” reflects the contribution from the retail vertical, among others)

EMEA Operations: 599 Calder Road Edinburgh EH11 4GA Scotland +44 (0) 131 458-6500	•

Non-GAAP first quarter 2017 revenues (see section titled “Non-GAAP Financial Measures” for an explanation and see Exhibit 9 for reconciliation) increased 7.9% comparably, with the increase in demand driven by new client wins as well as existing and new program expansion across the communications, financial services, transportation and leisure, technology and other verticals. Non-GAAP revenue excludes $43.1 million in revenue contribution from the acquisition of Clearlink, which closed April 1, 2016, as well as the impact of foreign exchange rate movements in the first quarter of 2017 versus the year-ago period (i.e., evaluating revenue growth on an organic and constant currency basis)

•

First quarter 2017 operating margin increased to 6.8% from 6.3% for the comparable period last year; on a non-GAAP basis (see Exhibit 5 for reconciliation), first quarter 2017 operating margin was 8.3% versus 7.9% in the same period last year, with the increase due to strong operating performance in EMEA, margin accretion from Clearlink and a calendar shift in the Easter holiday, which fell in April in 2017 versus in March in 2016. In certain geographic jurisdictions, the Company experiences lower demand and incurs higher costs because of a pay premium related to the Easter holiday

•

First quarter 2017 diluted earnings per share increased 34.5% to $0.45 from $0.33 in the comparable quarter last year, with the increase due to a combination of factors, including strong operating performance in EMEA, accretion from Clearlink, the calendar shift in Easter as well as a lower effective tax rate

•

On a non-GAAP basis, first quarter 2017 diluted earnings per share were $0.54 versus $0.42 in the same period last year with the increase related largely to the factors stated above (see Exhibit 5 for reconciliation). First quarter 2017 diluted earnings per share were higher relative to the Company’s February 2017 business outlook range of $0.37 to $0.41, driven by a combination of the above-mentioned factors, coupled with lower interest and other expense and a lower effective tax rate

•

Consolidated capacity utilization rate decreased to 74% in the first quarter of 2017 from 78% in the same period last year due to an increase in available capacity related to projected client demand coupled with previously discussed staffing inefficiencies; the first quarter 2017 capacity data also includes roughly 1,400 seats from the Clearlink acquisition

Americas Region

Revenues from the Company’s Americas region, including operations in North America and offshore (Latin America, South Asia and the Asia Pacific region), increased 22.5% to $320.9 million, or 83.6% of total revenues, for the first quarter of 2017 compared to $262.1 million, or 81.7% of total revenues, in the same prior-year period. Excluding the acquisition of Clearlink, which added $43.1 million in revenues in the quarter, constant currency organic revenues (a non-GAAP measure, see Exhibit 9 for reconciliation) for the first quarter of 2017 in the Americas increased 6.1% comparably, with the increased demand driven by new client wins as well as existing and new program expansion across the communications, financial services, transportation and leisure, technology and other verticals.

Sequentially, revenues generated from the Americas region decreased 2.0% to $320.9 from $327.5 million, or 84.2% of total revenues, in the fourth quarter of 2016. On a constant currency basis (a non-GAAP measure, see Exhibit 9 for reconciliation) for the first quarter of 2017, the Americas revenue decreased 2.0% over the fourth quarter driven by a higher component of seasonal demand more than offsetting new client wins as well as existing and new program expansion within the financial services and transportation and leisure verticals.

The Americas income from operations for the first quarter of 2017 increased 15.0% to $37.9 million, with an operating margin of 11.8% versus 12.6% in the comparable quarter last year. On a non-GAAP basis, the Americas operating margin was 13.5% versus 13.9% in the comparable quarter last year, with the delta mostly driven by previously discussed ramp-related staffing inefficiencies more-than-offsetting the contributions from Clearlink and the calendar shift in Easter holiday (see Exhibit 6 for reconciliation).

Sequentially, the Americas income from operations for the first quarter of 2017 decreased 3.9% to $37.9 million, with an operating margin of 11.8% versus 12.1% in the fourth quarter of 2016 driven by the factors mentioned above. On a non-GAAP basis, the Americas operating margin was 13.5% versus 13.8% in the fourth quarter of 2016, with the delta due to the above-mentioned factors (see Exhibit 6 for reconciliation).

EMEA Region

Revenues from the Company’s Europe, Middle East and Africa (EMEA) region increased 7.6% to $63.1 million, representing 16.4% of total revenues, for the first quarter of 2017, compared to $58.6 million, or 18.3% of total revenues, in the same prior year period. On a constant currency basis (a non-GAAP measure, see Exhibit 9 for reconciliation), EMEA revenues increased 15.9% on a comparable basis driven by new client wins as well as existing and new program expansion principally within the technology and communications verticals.

Sequentially, revenues from the Company’s EMEA region increased 2.4% to $63.1 million, or 16.4% of SYKES’ total revenues, versus $61.6 million, or 15.8% of SYKES’ total revenues, in the fourth quarter of 2016. On a constant currency basis (a non-GAAP measure, see Exhibit 9 for reconciliation), EMEA revenues increased 4.2% sequentially, driven by new client wins as well as existing and new program expansion within the technology and communications verticals.

The EMEA region’s income from operations for the first quarter of 2017 increased 63.6% to $5.6 million, with an operating margin of 8.8% versus 5.8% in the comparable quarter last year. On a non-GAAP basis, the operating margin increased to 9.7% from 6.4% in the year-ago period due to higher demand resulting in higher agent throughput and the calendar shift in Easter holiday (see Exhibit 6 for reconciliation).

Sequentially, the EMEA region’s income from operations for the first quarter of 2017 increased 19.2% to $5.6 million, with an operating margin of 8.8% versus 7.6% in the fourth quarter of 2016. On a non-GAAP basis, the EMEA operating margin was 9.7% versus 8.5% in the fourth quarter of 2016 due to above-mentioned factors (see Exhibit 6 for reconciliation).

Other

Other (loss) from operations, which includes corporate and other costs, increased to $17.5 million, or 4.6% of revenues in the first quarter of 2017, compared to $16.1 million, or 5.0% of revenues in the prior year period, with the percentage decrease largely a result of costs leveraged across a larger revenue base resulting from the Clearlink acquisition. On a non-GAAP basis, Other (loss) from operations remained unchanged at 4.6% of revenues on a comparable basis due to factors stated above (see Exhibit 6 for reconciliation).

Sequentially, Other (loss) from operations increased to $17.5 million, or 4.6% of revenues, from $15.3 million, or 3.9% of revenues, in the fourth quarter of 2016, with the sequential increase related to payroll tax resets at the beginning of the year as well as investments in information technology, financial ERP system and new leadership in operations, coupled with an increase in professional services fees. On a non-GAAP basis, Other (loss) from operations increased to 4.6% of revenues in the first quarter of 2017 from 3.9% in the fourth quarter of 2016 due to above-stated factor (see Exhibit 6 for reconciliation).

Other Income (Expense) and Taxes

Total other income (expense), net for the first quarter of 2017 was ($0.7) million compared to ($0.1) million for the same period in the prior year, with the increase principally due to higher interest expense from higher average debt balance on a comparable basis in the first quarter of 2017 (a non-GAAP measure, see Exhibit 5 for reconciliation).

The Company recorded an effective tax rate of 26.1% for the first quarter of 2017 versus 30.8% in the same period last year and below the estimated 31.0% provided in the Company’s February 2017 business outlook. The rate differential compared to the same period last year and relative to the business outlook was due to the recognition of a $0.9 million tax benefit resulting from the adoption of Accounting Standards Update (“ASU”) 2016-09 on January 1, 2017 related to share-based compensation accounting, coupled with shifts in the geographic mix of earnings to lower tax rate jurisdictions.

On a non-GAAP basis, the first quarter 2017 effective tax rate was 27.9% compared to 31.7% in the same period last year and below the estimated 33.0% provided in the Company’s February 2017 business outlook (see Exhibit 8 for reconciliation) due to the above-mentioned factors.

Liquidity and Capital Resources

The Company’s balance sheet at March 31, 2017 remained strong with cash and cash equivalents of $286.8 million, of which approximately 92.0%, or $264.0 million, was held in international operations and is deemed to be indefinitely reinvested offshore. In first quarter 2017, net cash provided by operating activities was up 35.7% on a comparable basis to a record $37.2 million, driven mostly by strong operating performance in the quarter and working capital swing factors, coupled with the contribution from Clearlink. At March 31, 2017, the Company had $267.0 million in borrowings outstanding, with $173.0 million available under its $440.0 million credit facility.

New Business Wins Stemming from the Acquisition of a Global 2000 Telecommunications Services Provider’s Operating Assets

SYKES signed a definitive asset purchase agreement on April 24, 2017, to acquire a telecommunications services provider’s customer engagement assets that service third-party clients. The provider is an existing client of SYKES and has grown rapidly over a very short period to becoming a top-10 client in 2016.

The rationale behind the acquisition is as follows:

•	It complements SYKES’ core business with strong cultural fit
•	It comes with an embedded and growing revenue base as well as an experienced management team and ready-made delivery infrastructure across four sites with approximately 2,000 agents in the U.S.;
•	It enhances key existing client relationships and adds new strategic ones; and
•	It provides a client mix that spans the financial services and technology verticals.

The cash purchase price is $7.5 million and is expected to be funded through the Company’s existing cash balance. These assets generated estimated revenues of approximately $80 million in 2016. The Company anticipates the transaction to be neutral on a diluted earnings per share basis in 2017 as it focuses on fine-tuning the acquired operations to a level of performance consistent with its approach after having been operated as a non-core asset. The Company plans to update its business outlook regarding the impact of this transaction when it reports its second quarter 2017 financial results.

Business Outlook

The assumptions driving the business outlook for the second quarter and full-year 2017 are as follows:

--The Company’s business outlook does not reflect any contribution from the asset acquisition. The Company expects to provide an update on the revenue contribution from the transaction when it reports its second quarter 2017 financial results;

--The Company’s business outlook for the second quarter of 2017 relative to the reported first quarter 2017 financial results reflects a combination of fewer workdays, the calendar shift in the Easter holiday to the second quarter, some demand seasonality associated with some of its clients, and ramp costs associated with staffing for demand for the third quarter of 2017. For full year 2017, the Company is increasing its diluted earnings per share range relative to the business outlook provided previously on February 27, 2017 while keeping its revenues range-bound;

--The Company’s revenues and earnings per share assumptions for the second quarter and full year 2017 are based on foreign exchange rates as of April 2017. Therefore, the continued volatility in foreign exchange rates between the U.S. dollar and the functional currencies of the markets the Company serves could have a further impact, positive or negative, on revenues and both GAAP and non-GAAP earnings per share relative to the business outlook for the second quarter and full-year as discussed above;

--The Company anticipates total other interest income (expense), net of approximately ($1.5) million for the second quarter and ($5.2) million for the full year 2017. The second quarter and full year 2017 amounts include the accretion of the contingent consideration of approximately $0.03 million and $0.1 million, respectively, associated with Clearlink. The amounts in the other interest income (expense), however, exclude the potential impact of any future foreign exchange gains or losses; and

--The Company expects a reduction in its full-year 2017 effective tax rate relative to the outlook provided previously on February 27, 2017, with the decline due to a shift in the geographic mix of earnings to lower tax rate jurisdictions coupled with tax benefit resulting from the adoption of Accounting Standards Update (“ASU”) 2016-09.

Considering the above factors, the Company anticipates the following financial results for the three months ending June 30, 2017:

•	Revenues in the range of $374.0 million to $379.0 million
•	Effective tax rate of approximately 31.0%; **on a non-GAAP basis, an effective tax rate of approximately 33.0%
•	Fully diluted share count of approximately 42.0 million
•	Diluted earnings per share of approximately $0.21 to $0.24
•	**Non-GAAP diluted earnings per share in the range of $0.30 to $0.33
•	Capital expenditures in the range of $18.0 million to $22.0 million

For the twelve months ending December 31, 2017, the Company anticipates the following financial results:

•	Revenues in the range of $1,580.0 million to $1,595.0 million
•	Effective tax rate of approximately 28.0%; **on a non-GAAP basis, an effective tax rate of approximately 30.0%
•	Fully diluted share count of approximately 42.2 million
•	Diluted earnings per share of approximately $1.71 to $1.78
•	**Non-GAAP diluted earnings per share in the range of $2.07 to $2.14
•	Capital expenditures in the range of $55.0 million to $65.0 million

**See exhibits 7 & 8 for first quarter and full-year 2017 non-GAAP diluted earnings per share and tax rate reconciliations.

Conference Call

The Company will conduct a conference call regarding the content of this release tomorrow, May 9, 2017, at 10:00 a.m. Eastern Standard Time. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investors page of SYKES’ website at www.sykes.com. A replay will be available at this location for two weeks. This press release is also posted on the SYKES website at http://investor.sykes.com/investor-relations/Investor-Resources/Investor-Relations-Home/default.aspx.

Non-GAAP Financial Measures

Non-GAAP indicators of performance are not measures of financial performance under U.S. Generally Accepted Accounting Principles (“GAAP”) and should not be considered a substitute for measures determined in accordance with GAAP. The Company, however, uses non-GAAP measures as a way to assist readers in further understanding the Company’s results. The Company believes these non-GAAP financial measures are important indicators of performance as they are intrinsic to how management evaluates and rewards performance from its underlying operations. Constant currency organic revenue growth, which is a non-GAAP measure, for instance, facilitates comparability between time periods as this presentation allows the Company to isolate the effect of acquisition-related revenues and exchange rate differences by assuming a constant exchange rate between periods for translation. Similarly, amortization of intangible assets and depreciation of the step up in value of purchased tangible assets are excluded for purposes of calculating the non-GAAP financial measures – including but not limited to non-GAAP operating margins, non-GAAP tax rate, non-GAAP net income, non-GAAP net income per diluted share and non-GAAP income from operations – because the Company does not acquire businesses on a predictable cycle and the exclusion facilitates a more meaningful evaluation of current operating performance and comparison to operating performance in other periods as well as performance relative to its peers who are not acquisitive or as acquisitive. The Company also excludes the impact or any corresponding reversals of material restructurings approved by the appropriate level of management, gain or loss on sale of facilities, release of cumulative translation adjustment (CTA), lease obligations and facility exit costs, severance and related costs, non-cash impairment charges, deal and integration costs associated with an acquisition and accretion of interest on contingent consideration of an acquisition from non-GAAP Income (loss) from operations and non-GAAP net income because the amounts are not reflective of ongoing operating results and do not contribute to a meaningful evaluation of current operating performance or comparison to operating performance in other periods. Refer to the exhibits in the release for detailed reconciliations.

About Sykes Enterprises, Incorporated

Sykes Enterprises, Incorporated (“SYKES” or “the Company”) is a global business process outsourcing (“BPO”) leader in providing comprehensive inbound customer engagement solutions and services to Global 2000 companies primarily in the communications, financial services, healthcare, technology, transportation and leisure, retail and other industries. The Company’s differentiated end-to-end solutions and service platform effectively engages consumers at every touch point in their customer lifecycle, starting from digital marketing and acquisition to customer support, technical support, up-sell/cross-sell and retention. SYKES serves its clients through two geographic operating regions: the Americas (United States, Canada, Latin America, Australia and the Asia Pacific Rim) and EMEA (Europe, the Middle East and Africa). Its Americas and EMEA regions primarily provide customer engagement services (with an emphasis on inbound technical support, digital marketing and demand generation, and customer service), which includes customer assistance, healthcare and roadside assistance, technical support, and product and service sales to our clients’ customers. These services are delivered through multiple communication channels including phone, e-mail, social media, text messaging, chat and digital self-service. It also provides various enterprise support services in the United States that include services for our clients’ internal support operations, from technical staffing services to outsourced corporate help desk services. In Europe, it also provides fulfillment services, which include order processing, payment processing, inventory control, product delivery and product returns handling. SYKES’ complete service offering helps its clients acquire, retain and increase the lifetime value of their customer relationships. The Company developed an extensive global reach with customer engagement centers across six continents, including North America, South America, Europe, Asia, Australia and Africa. It delivers cost-effective solutions that enhance the customer service experience, promote stronger brand loyalty, and bring about high levels of performance and profitability. For additional information please visit www.sykes.com.

Forward-Looking Statements

This press release may contain “forward-looking statements,” including SYKES’ estimates of future business outlook, prospects or financial results, statements regarding SYKES’ objectives, expectations, intentions, beliefs or strategies, or statements containing words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” “implies,” or similar expressions. It is important to note that SYKES’ actual results could differ materially from those in such forward-looking statements, and undue reliance should not be placed on such statements. Among the important factors that could cause such actual results to differ materially are (i) the impact of economic recessions in the U.S. and other parts of the world, (ii) fluctuations in global business conditions and the global economy, ability of maintaining margins offshore (iii) SYKES’ ability to continue the growth of its support service revenues through additional technical and customer contact centers, (iv) currency fluctuations, (v) the timing of significant orders for SYKES’ products and services, (vi) loss or addition of significant clients, (vii) the early termination of contracts by clients, (viii) SYKES’ ability to recognize deferred revenue through delivery of products or satisfactory performance of services, (ix) construction delays of new or expansion of existing customer support centers, (x) difficulties or delays in implementing SYKES’ bundled service offerings, (xi) failure to achieve sales, marketing and other objectives, (xii) variations in the terms and the elements of services offered under SYKES’ standardized contract including those for future bundled service offerings, (xiii) changes in applicable accounting principles or interpretations of such principles, (xiv) delays in the Company’s ability to develop new products and services and market acceptance of new products and services, (xv) rapid technological change, (xvi) political and country-specific risks inherent in conducting business abroad, (xvii) SYKES’ ability to attract and retain key management personnel, (xviii) SYKES’ ability to further penetrate into vertically integrated markets, (xix) SYKES’ ability to expand its global presence through strategic alliances and selective acquisitions, (xx) SYKES’ ability to continue to establish a competitive advantage through sophisticated technological capabilities, (xxi) the ultimate outcome of any lawsuits or penalties (regulatory or otherwise), (xxii) SYKES’ dependence on trends toward outsourcing, (xxiii) risk of interruption of technical and customer contact management center operations due to such factors as fire, earthquakes, inclement weather and other disasters, power failures, telecommunications failures, unauthorized intrusions, computer viruses and other emergencies, (xxiv) the existence of substantial competition, (xxv) the ability to obtain and maintain grants and other incentives, including tax holidays or otherwise, (xxvi) risks related to the integration of the businesses of SYKES, Qelp and Clearlink and (xxvii) other risk factors listed from time to time in SYKES’ registration statements and reports as filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and SYKES undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise.

For additional information contact:

Subhaash Kumar

Sykes Enterprises, Incorporated

(813) 233-7143

Sykes Enterprises, Incorporated

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

Exhibit 1

	Three Months Ended
	March 31,	March 31,	December 31,
	2017	2016	2016
Revenues	$384,014	$320,746	$389,146
Direct salaries and related costs	(247,165)	(205,555)	(252,821)
General and administrative	(92,256)	(80,510)	(88,922)
Depreciation, net	(13,348)	(10,784)	(13,265)
Amortization of intangibles	(5,231)	(3,627)	(5,233)

Income from operations	26,014	20,270	28,905
Total other income (expense), net	(692)	(102)	(2,427)

Income before income taxes	25,322	20,168	26,478
Income taxes	(6,610)	(6,214)	(8,450)

Net income	$18,712	$13,954	$ 18,028

Net income per common share:
Basic	$0.45	$0.33	$0.43

Diluted	$0.45	$0.33	$0.43

Weighted average common shares outstanding:
Basic	41,654	41,704	41,768
Diluted	41,905	42,023	42,114

Sykes Enterprises, Incorporated

Segment Results

(in thousands, except per share data)

(Unaudited)

Exhibit 2

	Three Months Ended
	March 31,	March 31,	December 31,
	2017	2016	2016
Revenues:
Americas	$320,931	$262,076	$327,518
EMEA	63,067	58,625	61,601
Other	16	45	27

Total	$384,014	$320,746	$389,146

Operating Income:
Americas	$37,933	$32,987	$39,473
EMEA	5,580	3,410	4,683
Other	(17,499)	(16,127)	(15,251)

Income from operations	26,014	20,270	28,905

Total other income (expense), net	(692)	(102)	(2,427)
Income taxes	(6,610)	(6,214)	(8,450)
Net income	$18,712	$13,954	$18,028

Sykes Enterprises, Incorporated

Consolidated Balance Sheets

(in thousands, except seat data)

(Unaudited)

Exhibit 3

	March 31,	December 31,
	2017	2016
Assets:
Current assets	$661,266	$623,236
Property and equipment, net	154,267	156,214
Goodwill & intangibles, net	413,819	418,459
Other noncurrent assets	25,684	38,494

Total assets	$1,255,036	$1,236,403

Liabilities & Shareholders’ Equity:
Current liabilities	$213,751	$202,857
Noncurrent liabilities	294,761	309,024
Shareholders’ equity	746,524	724,522

Total liabilities and shareholders’ equity	$1,255,036	$1,236,403

Sykes Enterprises, Incorporated

Supplementary Data

	Q1 2017	Q1 2016
Geographic Mix (% of Total Revenues):
Americas (1)	84%	82%
Europe, Middle East & Africa (EMEA)	16%	18%
Other	0%	0%

Total	100%	100%

(1) Includes the United States, Canada, Latin America, South Asia and the Asia Pacific (APAC) Region. Latin America, South Asia and APAC are included in the Americas due to the nature of the business and client profile, which is primarily made up of U.S. based clients.

	Q1 2017	Q1 2016
Vertical Industry Mix (% of Total Revenues):
Communications	37%	33%
Financial Services	24%	25%
Technology / Consumer	18%	19%
Transportation & Leisure	7%	8%
Healthcare	4%	6%
Other	10%	9%

Total	100%	100%

	Seat Capacity (2)
	Q1 2017	Q1 2016	Q4 2016
Americas	41,000	37,000	41,200
EMEA	6,900	6,100	6,500

Total	47,900	43,100	47,700

	Capacity Utilization
	Q1 2017	Q1 2016	Q4 2016
Americas	73%	77%	74%
EMEA	81%	82%	80%

Total	74%	78%	75%

(2) The seat capacity and capacity utilization data are related to the Company’s brick-and-mortar call centers. At the end of the first quarter 2017, the Company had approximately 3,100 agent FTEs working virtually from home. There are no seats associated with Qelp.

Sykes Enterprises, Incorporated

Cash Flow from Operations

(in thousands)

(Unaudited)

Exhibit 4

	Three Months Ended
	March 31,	March 31,	December 31,
	2017	2016	2016
Cash Flow From Operating Activities:
Net income	$18,712	$13,954	$18,028
Depreciation	13,476	10,954	13,392
Amortization of intangibles	5,231	3,627	5,233
Amortization of deferred grants	(166)	(226)	(186)
Changes in assets and liabilities and other	(28)	(881)	(9,010)

Net cash provided by operating activities	$37,225	$27,428	$27,457

Capital expenditures	$17,040	$16,205	$18,944
Cash paid during period for interest	$1,464	$406	$1,323
Cash paid during period for income taxes	$2,923	$3,781	$4,714

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information

(in thousands, except per share data)

(Unaudited)

Exhibit 5

	Three Months Ended
	March 31,	March 31,	December 31,
	2017	2016	2016
GAAP income from operations	$26,014	$20,270	$28,905
Adjustments:
Acquisition-related severance	-	-	(27)
Acquisition-related depreciation and amortization of property and equipment and purchased intangibles	5,830	3,726	5,834
Merger & integration costs	-	1,442	55
(Gain) loss on contingent consideration	(433)	-	548
Other	417	-	(2)

Non-GAAP income from operations	$31,828	$25,438	$35,313

	Three Months Ended
	March 31,	March 31,	December 31,
	2017	2016	2016
GAAP net income	$18,712	$13,954	$18,028
Adjustments:
Acquisition-related severance	-	-	(27)
Acquisition-related depreciation and amortization of property and equipment and purchased intangibles	5,830	3,726	5,834
Merger & integration costs	-	1,442	55
(Gain) loss on contingent consideration	(433)	-	548
Other	450	213	36
Tax effect of the adjustments	(2,097)	(1,890)	(2,322)

Non-GAAP net income	$22,462	$17,445	$22,152

	Three Months Ended
	March 31,	March 31,	December 31,
	2017	2016	2016
GAAP net income, per diluted share	$0.45	$0.33	$0.43
Adjustments:
Acquisition-related severance	-	-	-
Acquisition-related depreciation and amortization of property and equipment and purchased intangibles	0.14	0.09	0.14
Merger & integration costs	-	0.03	-
(Gain) loss on contingent consideration	(0.01)	-	0.01
Other	0.01	-	-
Tax effect of the adjustments	(0.05)	(0.03)	(0.06)

Non-GAAP net income, per diluted share	$0.54	$0.42	$0.52

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information By Segment

(in thousands)

(Unaudited)

Exhibit 6

	Americas		EMEA		Other (1)
	Three Months Ended		Three Months Ended		Three Months Ended
	March 31,	March 31,	March 31,	March 31,	March 31,	March 31,
	2017	2016	2017	2016	2017	2016
GAAP income (loss) from operations	$37,933	$32,987	$5,580	$3,410	$(17,499)	$(16,127)
Adjustments:
Acquisition-related severance	-	-	-	-	-	-
Acquisition-related depreciation and amortization of property and equipment and purchased intangibles	5,493	3,380	337	346	-	-
Merger & integration costs	-	-	-	-	-	1,442
(Gain) loss on contingent consideration	(433)	-	-	-	-	-
Other	202	-	215	-	-	-

Non-GAAP income (loss) from operations	$43,195	$36,367	$6,132	$3,756	$(17,499)	$(14,685)

	Americas		EMEA		Other (1)
	Three Months Ended		Three Months Ended		Three Months Ended
	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,
	2017	2016	2017	2016	2017	2016
GAAP income (loss) from operations	$37,933	$39,473	$5,580	$4,683	$(17,499)	$(15,251)
Adjustments:
Acquisition-related severance	-	(27)	-	-	-	-
Acquisition-related depreciation and amortization of property and equipment and purchased intangibles	5,493	5,491	337	343	-	-
Merger & integration costs	-	-	-	-	-	55
(Gain) loss on contingent consideration	(433)	548	-	-	-	-
Other	202	(221)	215	219	-	-

Non-GAAP income (loss) from operations	$43,195	$45,264	$6,132	$5,245	$(17,499)	$(15,196)

(1) Other includes corporate and other costs.

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information

(Unaudited)

Exhibit 7

Business Outlook
Second Quarter
2017
GAAP net income, per diluted share	$0.21 - $0.24
Adjustments:
Acquisition-related severance	-
Acquisition-related depreciation and amortization of property and equipment and purchased intangibles	0.14
Merger & integration costs	-
(Gain) loss on contingent consideration	-
Other	-
Tax effect of the adjustments	(0.05)

Non-GAAP net income, per diluted share	$0.30 - $0.33

Business Outlook
Full Year
2017

GAAP net income, per diluted share	$1.71 - $1.78
Adjustments:
Acquisition-related severance	-
Acquisition-related depreciation and amortization of property and equipment and purchased intangibles	0.55
Merger & integration costs	-
(Gain) loss on contingent consideration	(0.01)
Other	0.02
Tax effect of the adjustments	(0.20)

Non-GAAP net income, per diluted share	$2.07 - $2.14

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information

(Unaudited)

Exhibit 8

	Three Months Ended
	March 31,	March 31,
	2017	2016
GAAP tax rate	26%	31%
Adjustments:
Acquisition-related severance	0%	0%
Acquisition-related depreciation and amortization of property and equipment and purchased intangibles	2%	1%
Merger & integration costs	0%	0%
(Gain) loss on contingent consideration	0%	0%
Other	0%	0%

Non-GAAP tax rate	28%	32%

	Three Months Ended	Year Ended
	June 30,	December 31,
	2017	2017
GAAP tax rate	31%	28%
Adjustments:
Acquisition-related severance	0%	0%
Acquisition-related depreciation and amortization of property and equipment and purchased intangibles	2%	2%
Merger & integration costs	0%	0%
(Gain) loss on contingent consideration	0%	0%
Other	0%	0%

Non-GAAP tax rate	33%	30%

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information By Segment

(in thousands)

(Unaudited)

Exhibit 9

	Three Months Ended March 31, 2017 vs. March 31, 2016 (3)
	Americas	EMEA	Other (4)	Consolidated

GAAP revenue growth	22.5%	7.6%	-64.4%	19.7%
Adjustments:
Clearlink acquisition (1)	-16.5%	0.0%	0.0%	-13.4%
Foreign currency impact (2)	0.1%	8.3%	0.0%	1.6%

Non-GAAP constant currency organic revenue growth	6.1%	15.9%	-64.4%	7.9%

	Three Months Ended March 31, 2017 vs. December 31, 2016 (3)
	Americas	EMEA	Other (4)

GAAP revenue growth	-2.0%	2.4%	-40.7%
Adjustments:
Clearlink acquisition (1)	0.0%	0.0%	0.0%
Foreign currency impact (2)	0.0%	1.8%	0.0%

Non-GAAP constant currency organic revenue growth	-2.0%	4.2%	-40.7%

(1) The Company acquired Clearlink on April 1, 2016.

(2) Foreign exchange fluctuations are calculated on a constant currency basis by translating the current period reported amounts using the prior period foreign exchange rate for each underlying currency.

(3) Represents the period-over-period growth rate.

(4) Other includes corporate and other costs.